                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                               Commerce One, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              [LOGO] COMMERCE ONE

                               4440 ROSEWOOD DRIVE
                              PLEASANTON, CA 94588

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON MAY 28, 2003 AT 9:00 A.M. P.D.T.
                            ------------------------

Dear Stockholders:

     We cordially invite you to attend our 2003 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 28, 2003 at 9:00 a.m. P.D.T. at the Carr America Conference Center Auditorium (Tassajara Room), 4400 Rosewood Avenue, Pleasanton, California, for the following purposes:

     1. To elect three Class I directors of Commerce One to serve a term of three years and hold office until their respective successors have been elected and qualified or until their earlier resignation or removal. Commerce One's Board of Directors intends to present the following nominees for election as directors:

                                Stewart Schuster
                                   Jack Acosta
                                 Irv Lichtenwald

     2. To ratify the selection of Ernst & Young LLP as the Company's independent public auditors for the fiscal year ending December 31, 2003; and

     3. To transact other business properly coming before the Annual Meeting or any related adjournments or postponements.

     These proposals are discussed in more detail in the attached Proxy Statement. Please read the attached Proxy Statement carefully. Only stockholders who owned shares at the close of business on April 4, 2003 are entitled to attend and vote at the meeting or any adjournment of the meeting. A complete list of the stockholders of record of the Company on April 4, 2003 will be available at our principal executive offices at 4440 Rosewood Drive, Pleasanton, California, prior to the meeting.

     We will report on our performance in 2002 and answer your questions following the meeting.

     In addition to mailing a proxy card or attending the meeting, all stockholders may also vote using the Internet or by telephone. Simply follow the instructions on your proxy card. We encourage you to vote on the Internet because it is the least expensive way for us to process your vote. In addition, we intend to have our Proxy Statement and Annual Report on Form 10-K available on the Internet at www.commerceone.com/investors.

     Voting materials, which include this Proxy Statement, the Proxy Card and Commerce One's Annual Report on Form 10-K for the year ended December 31, 2002, will be mailed to stockholders on or about April 25, 2003.

     Since the date of our last Proxy Statement, our Board appointed Jack Acosta, Irv Lichtenwald and Stewart Schuster as members of the Board. Messrs. David H.J. Furniss, Larry W. Sonsini, Robert Kimmitt, and William Harding have resigned as members of our Board. We want to express our appreciation to them for their contributions to the Company as Board members.

                                        By Order of the Board of Directors,

                                        /s/ Beth A. Frensilli

                                        Beth A. Frensilli
                                        SECRETARY

Pleasanton, California
April 25, 2003

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED,
             STAMPED ENVELOPE OR VOTE USING THE INTERNET OR PHONE.


                                     TABLE OF CONTENTS

                                                                                       PAGE
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS................................................1
PROXY STATEMENT.........................................................................3
    Questions and Answers...............................................................4
    Proposals To Be Voted On............................................................8
    The Board...........................................................................9
    Board and Committee Meetings.......................................................12
    Compensation of Directors..........................................................13
    Compensation Committee Interlocks and Insider Participation........................14
    Report of the Compensation Committee on Executive Compensation.....................14
    Executive Officers and Other Key Employees.........................................16
    Executive Compensation.............................................................19
    Summary Compensation Table.........................................................19
    Option Grants......................................................................20
    Options Exercised..................................................................21
    Equity Compensation Plan Information...............................................22
    Severance and Change of Control Arrangements.......................................22
    Report of the Audit Committee......................................................23
    Share Ownership of Management, Directors and 5% Stockholders of Commerce One.......25
    Stock Performance Graph............................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................28
    Loans To Executive Officers........................................................28
    Business Relationships.............................................................28
    Section 16 Beneficial Ownership Reporting Compliance...............................29
    Deadline For Receipt of Stockholder Proposals......................................29
    Costs of Proxy Solicitation........................................................30
Appendix A--Audit Committee Charter...................................................A-1
Appendix B--Compensation Committee Charter............................................B-1
Appendix C--Nominating And Governance Charter.........................................C-1

                               COMMERCE ONE, INC.
                               4440 ROSEWOOD DRIVE
                              PLEASANTON, CA 94588

                               --------------------
                                 PROXY STATEMENT
                               --------------------

     Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders to be held on Wednesday, May 28, 2003 at 9:00 a.m. P.D.T. at the Carr America Conference Center Auditorium (Tassajara Room), 4400 Rosewood Avenue, Pleasanton, California. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting.

     The Board set the close of business on April 4, 2003, as the record date for the meeting. Stockholders who owned Commerce One common stock at that time are entitled to vote at and attend the meeting. Each share is entitled to one vote. There were 29,275,095 shares of Commerce One common stock outstanding on the record date.

                                                   QUESTIONS AND ANSWERS

Q:   WHY AM I RECEIVING THIS PROXY STATEMENT?                        the nominees in the section titled "The Board" on page 9 of this Proxy Statement.
A:   This Proxy Statement describes proposals on which we
   would like you, as a stockholder, to vote. It also                  We will also transact any other business that properly
   gives you information on these issues so that you can             comes before the meeting.
   make an informed decision.
                                                                  Q:   HOW DO I VOTE?
Q:   WHO CAN VOTE AT THE ANNUAL STOCKHOLDERS MEETING?
                                                                  A:   (1) You may vote by mail.
A:   Stockholders who owned Commerce One common stock as of
   the close of business on April 4, 2003 may attend and               You do this by completing, signing and dating your proxy
   vote at the Annual Meeting. Each share is entitled to             card and returning it in the enclosed, postage-paid and
   one vote. There were 29,275,095 shares of Commerce One            addressed envelope. If you mark your voting instructions on
   common stock outstanding on April 4, 2003. Information            the proxy card, your shares will be voted:
   about the stockholdings of our directors and executive
   officers is contained on pages 19-21 of this Proxy                o as you instruct; and
   Statement.
                                                                     o according to the best judgment of Mr. Hoffman and Ms.
Q:   WHAT IS THE PROXY CARD?                                           Frensilli if a proposal comes up for vote at the
                                                                       meeting that is not on the proxy card.
A:   The proxy card enables you to appoint Mark B. Hoffman
   and Beth A. Frensilli as your representatives at the                If you return a signed card, but do not provide voting
   Annual Meeting. By completing and returning the proxy             instructions, your shares will be voted:
   card, you are authorizing Mr. Hoffman and Ms. Frensilli
   to vote your shares at the meeting, as you have                   o for the three named nominees for directors;
   instructed them on the proxy card. This way, your
   shares will be voted whether or not you attend the                o for ratification of the selection of Ernst & Young as
   meeting. Even if you plan to attend the meeting, it is              our independent public auditors; and
   a good idea to complete and return your proxy card
   before the meeting date just in case your plans change.           o according to the best judgment of Mr. Hoffman and Ms.
                                                                       Frensilli if a proposal comes up for a vote at the
     If a proposal comes up for vote at the meeting that is not        meeting that is not on the proxy card.
   on the proxy card, Mr. Hoffman and Ms. Frensilli will vote
   your shares, under your proxy, according to their best              (2)  You may vote by telephone or using the Internet.
   judgment.
                                                                       You do this by following the "vote by telephone" or the
Q:   WHAT AM I VOTING ON?                                            "vote on the Internet" instructions that came with your
                                                                     proxy card. If you vote by telephone or on the Internet, you
A:   You are being asked to vote on:                                 need not mail your proxy card.

   o the election of three directors; and                              There are separate arrangements for using the telephone and
                                                                     Internet depending on whether your shares are registered in
   o the ratification of our selection of Ernst & Young as           Commerce One's stock records in your name or in the name of
     our independent public auditors.                                a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or
     The section titled "Proposals To Be Voted On" on page 8         other holder of record to see which options are available.
   of this Proxy Statement gives you more information on the
   nominees for election to our Board and the Company's
   independent public auditors. You may also find more
   information on

                                                             -4-



     The Internet and telephone procedures described below for       Internet in accordance with instructions set forth on the
   submitting your proxy or voting instructions are designed to      voting form.
   authenticate stockholders' identities, to allow stockholders
   to have their shares voted and to confirm that their                (3)  You may vote in person at the meeting.
   instructions have been properly recorded. Stockholders
   submitting proxies or voting instructions via the Internet          We will pass out written ballots to anyone who wants to vote
   should understand that there may be costs associated with         at the meeting. However, if you hold your shares in "street
   electronic access, such as usage charges from Internet            name," you must bring to the meeting a "legal proxy" from
   access providers and telephone companies, that would be           the broker, bank or other nominee holding your shares that
   borne by the stockholder.                                         confirms your beneficial ownership of the shares and gives you the right to vote your shares.
     SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER.
                                                                       WE ENCOURAGE YOU TO EXAMINE YOUR PROXY CARD CLOSELY TO MAKE
     Stockholders with shares registered directly with Commerce      SURE YOU ARE VOTING ALL OF YOUR SHARES IN COMMERCE ONE.
   One in their name (stockholders of record) may submit their
   proxies:                                                            If you have any questions regarding the proposals or how to cast your vote, please contact Annie Vinje, Commerce One's
   o by making a toll-free telephone call from the United            investor-relations manager, at (925) 520-4075.
     States and Canada to EquiServe at (877) 779-8683 or
     outside the United States and Canada at (201) 536-8073;      Q:   WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
     or
                                                                  A:   You may have multiple accounts listed with the transfer
   o through the Internet by visiting a website established          agent and/or with brokerage firms or brokers. Please
     for that purpose at www.eproxyvote.com/cmrc and                 sign and return all proxy cards to ensure that all of
     following the instructions set forth on this website.           your shares are voted.

     Proxies submitted by telephone or through the Internet       Q:   WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?
   through EquiServe as described above must be received by
   midnight E.D.T. on May 27, 2003.                               A:   You may revoke your proxy and change your vote at any
                                                                     time before the polls close at the meeting. You may do
     SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK       this by:
   (SHARES IN STREET NAME).
                                                                     o sending a written notice to the Secretary of the
     If you hold your shares in "street name," a number of             Company stating that you would like to revoke your
   brokerage firms and banks that may hold your shares are             proxy of a particular date;
   participating in a program provided through ADP Investor
   Communications that offers telephone and Internet voting          o signing another proxy with a later date and returning
   options. Holding shares in "street name" means you hold them        it before the polls close at the meeting;
   through a brokerage firm, bank or other nominee, and
   therefore the shares are not held in your individual name.        o voting by telephone or on the Internet before 12:00
   The ADP program for shares held in street name is different         midnight E.D.T. on May 27, 2003 (your LATEST telephone
   from the program provided by EquiServe for shares registered        or Internet vote is counted); or
   in the name of the stockholder. If your shares are held in
   an account at a brokerage firm or bank participating in the       o attending the Annual Meeting and voting in person.
   ADP Program, you may vote those shares by calling the
   telephone number which appears on your voting form or               Please note, however, that if your shares are held in street
   through the                                                       name by a brokerage firm, bank or

                                                                -5-


   other nominee, you must instruct your broker, bank or other       o either "for" each director nominee or "withhold" your
   nominee that you wish to change your vote by following the          vote from any one or more of the nominees; and
   procedures on your voting form. If your shares are held in
   street name and you wish to attend the meeting and vote at        o "for," "against," or "abstain" on the selection of
   the meeting, you must bring to the meeting a legal proxy            Ernst & Young as the Company's independent public
   from the broker, bank or other nominee holding your shares,         auditors.
   confirming your beneficial ownership of the shares and
   giving you the right to vote your shares.                      Q:   HOW MANY STOCKHOLDERS ARE NEEDED EITHER IN PERSON OR
                                                                     BY PROXY TO HOLD THE MEETING?
Q:   WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY
   PROXY CARD?                                                    A:   To hold the meeting and conduct business, a majority of
                                                                     the Company's outstanding shares entitled to vote as of
A:   (1) If your shares are held in street name, your                the close of business on April 4, 2003 must be present
   brokerage firm, under certain circumstances, may vote             at the meeting. This is called a quorum.
   your shares.
                                                                       Shares are counted as present at the meeting if the
     Brokerage firms have authority under the rules of the New       stockholder either:
   York Stock Exchange to vote customers' unvoted shares on
   some "routine" matters. The proposals to elect directors and      o is present and votes in person at the meeting; or
   ratify the appointment of auditors are considered routine
   matters. If you do not give a proxy to vote your shares,          o has properly submitted a proxy card (including voting
   your brokerage firm may either:                                     by telephone or using the Internet).

   o vote your shares on routine matters; or                           On proposals for routine matters, a broker nonvote is
   o leave your shares unvoted.                                      counted for determining quorum. However, because a
                                                                     brokerage firm is not entitled to vote your shares on
     If a brokerage firm entitled to vote your shares leaves         non-routine matters, these shares are not counted on these
   those shares unvoted, it is called a "broker nonvote." A          proposals for determining quorum.
   brokerage firm cannot vote customers' shares on non-routine
   matters.                                                       Q:   HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED AS
                                                                     DIRECTORS?
     You may have granted to your stockbroker discretionary
   voting authority over your account. Your stockbroker may be    A:   The three nominees receiving the highest number of
   able to vote your shares depending on the terms of the            "yes" votes will be elected as directors. This number
   agreement you have with your broker. If you hold your shares      is called a plurality.
   in street name and you do not authorize your broker to vote
   on your behalf, you must request a legal proxy from your       Q:   WHAT HAPPENS IF NOMINEES ARE UNABLE TO STAND FOR
   stockbroker in order to vote at the meeting. We encourage         RE-ELECTION?
   you to provide instructions to your brokerage firm by giving
   your proxy to your broker. This ensures your shares will be    A:   The Board may, by resolution, reduce the number of
   voted at the meeting.                                             directors or designate substitute nominees. In the
                                                                     event of a substitution, if you have completed and
     (2) If your shares are in your name and you do not sign         returned your proxy, Mr. Hoffman and Ms. Frensilli can
   and return your proxy card or vote by telephone or using          vote your shares for substitute nominees. They cannot
   the Internet, your shares will not be voted unless you vote       vote for more than three nominees.
   in person at the meeting.

Q:   HOW CAN I VOTE ON EACH PROPOSAL?

A:   You may vote:

                                                               -6-


Q:   HOW MANY VOTES ARE REQUIRED TO RATIFY THE APPOINTMENT           will not be disclosed except as may be necessary to
     OF ERNST & Young?                                               meet legal requirements.

A:   A majority of the shares present, in person or by            Q:   WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?
   proxy, including broker nonvotes.
                                                                  A:   We will announce preliminary voting results at the
Q:   HOW MANY VOTES ARE REQUIRED TO APPROVE OTHER MATTERS            meeting. We will publish the final results in our
     THAT MAY COME BEFORE THE STOCKHOLDERS AT THE MEETING?           quarterly report on Form 10-Q for the second quarter of
                                                                     2003. We expect to file this Form 10-Q on or before
A:   A majority of the shares present, in person or by               August 15, 2003. We will file that report with the SEC,
   proxy, excluding broker nonvotes.                                 and you can get a copy by calling the SEC at (800)
                                                                     SEC-0330 for location of the nearest public reference
Q:   WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY?          room, or through the internet at www.sec.gov or
                                                                     www.commerceone.com.
A:   If you just sign your proxy card without providing
   further instructions, your shares will be counted as a         Q:   WHO CAN HELP ANSWER MY QUESTIONS?
   "yes" vote for each director nominee and "for"
   ratification of the selection of Ernst & Young.                A:   You can call Annie Vinje, Commerce One's
                                                                     investor-relations manager, at (925) 520-4075 with any
Q:   IS MY VOTE KEPT CONFIDENTIAL?                                   questions about proposals described in this Proxy
                                                                     Statement or how to execute your vote.
A:   Proxies, ballots and voting tabulations identifying
   stockholders are kept confidential and















                                                             -7-
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

PROPOSALS TO BE VOTED ON:                                         AUDIT FEES

1.   ELECTION OF DIRECTORS                                             Ernst & Young's fees for our 2002 annual audit and
                                                                  review of interim financial statements were $374,600.
     Nominees for re-election this year as Class I directors
for a three-year term ending in 2006 are:                         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

                  Stewart Schuster                                     Ernst & Young did not render any professional services
                  Jack Acosta                                     to us in 2002 with respect to financial information systems
                  Irv Lichtenwald                                 design and implementation.

     Each nominee is presently a director of the Company and      ALL OTHER FEES
has consented to serve a new three-year term. Information
about each of these director nominees is contained in the              Ernst & Young's fees for all professional services
section titled "The Board" on page 9 of this Proxy                rendered to us during 2002 were approximately $533,797,
Statement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A        including the audit-related services of approximately
VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.                     $374,600 mentioned above and non-audit services of
                                                                  approximately $159,197. Audit-related services included fees
VOTE REQUIRED                                                     for SEC registration statement reviews and accounting
                                                                  consultations. Non-audit services included fees for tax
     Directors will be elected by a plurality of the votes        consultation, tax preparation, distinct audit services
of the shares of Commerce One common stock present in person      related to the Company's 401(k) plan, and the dissolution of
or represented by proxy at the meeting. Votes withheld from       certain of our foreign subsidiaries.
any director are counted for purposes of determining the
presence or absence of a quorum for the transaction of            RECOMMENDATION OF THE BOARD OF DIRECTORS
business.
                                                                       The Audit Committee has considered whether Ernst
2.   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS     & Young's provision of the non-audit services described
                                                                  above is compatible with maintaining Ernst & Young's
     The Board of Directors, upon the recommendation of the       independence. The Audit Committee and the Board of Directors
Audit Committee, has selected Ernst & Young as Commerce           unanimously recommends that the stockholders vote "for"
One's independent public auditors for the current fiscal          ratification of the selection of Ernst & Young as the
year ending December 31, 2003. Ernst & Young have served as       Company's independent public auditors.
our auditors since 1997. Although stockholder ratification
of the Audit Committee's selection of Ernst & Young is not        VOTE REQUIRED
required under our bylaws or other legal requirements,
Commerce One is submitting the appointment of Ernst & Young            The affirmative vote of a majority of the shares of
to the stockholders as a matter of good corporate practice.       Commerce One common stock represented in person or by proxy
If stockholders do not ratify the appointment of Ernst &          at the meeting and entitled to vote on the proposal, voting
Young, the Audit Committee and the Board of Directors will        together as a single class.
reconsider whether or not to retain Ernst & Young. Even if
stockholders ratify the selection of Ernst & Young, the           3.   OTHER BUSINESS
Audit Committee and the Board of Directors may appoint a
different independent public auditing firm if they determine           The Board knows of no other business for consideration
it is in the best interests of the Company and the                at the meeting. If other matters are properly presented at
stockholders to do so. Representatives of Ernst & Young are       the meeting, or for any adjournment or postponement of the
expected to attend the meeting in order to respond to             meeting, Mr. Hoffman and Ms. Frensilli will vote, or
appropriate questions from stockholders and will have the         otherwise act, on your behalf in accordance with their
opportunity to make a statement.                                  judgment on such matters.

                                                            -8-

                                    THE BOARD

     The Board of Directors is currently composed of 8 members. Three directors are nominees for election this year. The remaining five directors will continue to serve the terms described below.

     Our directors serve staggered terms. This is accomplished as follows:

     o    the board of directors is divided into three classes;

     o    the classes are as nearly equal in number as possible;

     o    the term of each class begins on a staggered schedule; and

     o    each director serves a three-year term.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three named nominees, all of whom are currently directors of Commerce One. In the event that any nominee of Commerce One is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2006 Annual Meeting of Stockholders or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or unwilling to serve as a director.

INFORMATION REGARDING DIRECTOR NOMINEES AND OTHER DIRECTORS

     Set forth below is certain information as of the record date regarding the nominees for Class I directors and all other directors of Commerce One whose term of office continues after the 2003 Annual Meeting.


                   NOMINEES FOR CLASS I DIRECTORS FOR TERM EXPIRING IN 2006

               NAME                 AGE       POSITION WITH THE COMPANY        DIRECTOR SINCE
--------------------------------- -------  ---------------------------------- ----------------
Irv Lichtenwald................     47      Director                            January 2003
Jack Acosta....................     55      Director                            October 2002
Stewart Schuster...............     57      Director                            April 2003

     JACK ACOSTA has served as a member of the Commerce One Board of Directors since October 2002. Mr. Acosta retired in September 2001 from Portal Software, where he had served as Chief Financial Officer, Vice President, Finance and Secretary since February 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer for Sybase, Inc., a relational database management system company. From December 1994 until July 1996, Mr. Acosta served as Vice President, Engineering Services, Integration and Business Management of Sybase. From March 1993 until December 1994, Mr. Acosta served as President, Chief Operating Officer and a Director of Tanon Manufacturing, Inc., a manufacturing and engineering services company. Prior to March 1993, Mr. Acosta held various positions at Ungermann-Bass Inc., Atari, Inc., Diablo Systems, Inc. and Ford Motor Company. He graduated with a Master's Degree in Management Sciences from California State University at Hayward in 1978, and a B.S. Degree from the same school in 1976 in Industrial Relations. In addition to being on the Board of Directors for Commerce One, Mr. Acosta also serves as a Director of a private software company called Integral Development Corp.

     IRV H. LICHTENWALD has served as a member of the Commerce One Board of Directors since January 2003. Mr. Lichtenwald retired in March 2003 as the Chief Financial Officer of Advent Software, Inc., a position he had held since March 1995. From February 1984 to March 1995, Mr. Lichtenwald served as Chief Financial Officer of Trinzic Corporation, a computer software developer, and its predecessor Aion Corporation. From February 1982 to February

1984, he served as controller of Visicorp, a computer software developer. In addition to serving as a director for Commerce One, Mr. Lichtenwald serves as a director for Sagent, Inc. Mr. Lichtenwald holds an M.B.A. from the University of Chicago and a B.B.A from Saginaw Valley State College.

     STEWART SCHUSTER HAS served as a member of the Commerce One Board of Directors since April 2003. Mr. Schuster has been a general partner at Novus Ventures, a venture capital firm, since May 2002. He also has served as a venture partner at Brentwood Venture Capital since December 1995, specializing in enterprise software. Prior to joining Brentwood Capital, Mr. Schuster was Vice President and then Executive Vice President of marketing at Sybase, Inc. from August 1986 to July 1995. Prior to 1986, Mr. Schuster held executive positions at Ingres and Panoramic, and technical and marketing-management positions at Tandem Computers and Intel. Mr. Schuster currently sits on the Boards of the following companies: Blue Pumpkin, Inc.; Nuasis Corp.; Insevo, Inc.; Hipbone, Inc.; Softface, Inc.; CEO Jumpstart, Inc.; and Alert Technologies Corp. Mr. Schuster earned his Bachelor's degree in applied mathematics and computer science from Washington University, St. Louis and also received a Master's in mathematics and a Ph.D. in computer science from the University of Illinois, Champaign-Urbana.


                     INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2004

               NAME                 AGE       POSITION WITH THE COMPANY        DIRECTOR SINCE
--------------------------------- -------  ---------------------------------- ----------------
Kenneth C. Gardner..............    52      Director                           September 1996
Toshimune Okihara...............    48      Director                           July 2001

     KENNETH C. GARDNER has served as a member of the Board of Directors of Commerce One since September 1996. Mr. Gardner has served as Chairman and Chief Executive Officer of Iteration Software, Inc. since February 2002. Previously, Mr. Gardner founded Sagent Technology, Inc. in June of 1995, serving as the Chief Executive Officer and President until August 2000, and Chairman of the Board until December 2001. Prior to his tenure at Sagent, Mr. Gardner served as Vice President of Products at Borland International from April 1994 to June 1995. Since 1999, Mr. Gardner has served on the board of directors for Netacumen, a privately held company. He also serves as a director for Iterations Software, Inc. and has served on the board of directors of DataSage and ObjectSwitch Corporation. Mr. Gardner received a B.S. degree in Finance from the University of Louisville.

     TOSHIMUNE OKIHARA has served as a member of the Board of Directors of Commerce One since July 2001. Mr. Okihara has served as the Executive Manager at NTT Communications Corporation's Solution Business Division, Manufacturing & Supply Chain Sales Department, since October 2001. NTT Communications provides domestic and international telecommunications services. From July 2000 to October 2001, Mr. Okihara served as the Executive Manager of the Solution Business Division, Information Sharing Business Sales Department. From July 1999 to July 2000, he worked as the Senior Manager of that same division. Mr. Okihara was the Senior Manager in the System Engineering Department of NTT from August 1993 to July 1999, and he began his career at NTT in 1991 when he joined the organization as the Senior Manager of the NTT Kansai Branch, General Affairs Department. From 1979 through 1991, Mr. Okihara worked for Nippon Telegraph and Telephone Corporation in various positions, including Head Engineer. He holds a B.S. degree in Electrical Engineering and a M.S. degree in System Engineering from Hiroshima University in Japan. In addition to serving as a board member for Commerce One, Mr. Okihara serves as a director for Electronic Library Corp. and NTT Fanet Systems Corp.


                     INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2004

               NAME                 AGE       POSITION WITH THE COMPANY        DIRECTOR SINCE
--------------------------------- -------  ---------------------------------- ----------------
Mark B. Hoffman.................    56      Chairman of the Board, President   December 1996
                                              and CEO
John V. Balen...................    42      Director                           December 1996
Alex S. Vieux...................    45      Director                           January 2002

     MARK B. HOFFMAN has served as the Chairman and Chief Executive Officer of Commerce One since 1996. Prior to Commerce One, Mr. Hoffman was President, Chief Executive Officer and Chairman of Sybase, which he co-founded in 1984. Prior to Sybase, Mr. Hoffman's experience includes management positions at Britton Lee, a manufacturer of database machines, and at Amdahl Corporation. Mr. Hoffman is currently Chairman of the Board of

Directors of Intraware, Inc. He earned a B.S. in Engineering from the U. S. Military Academy at West Point and an M.B.A. from the University of Arizona.

     JOHN V. BALEN has served as a member of the Commerce One Board of Directors since December 1996. In 1995, Mr. Balen joined Canaan Partners, a national venture capital investment firm, where he is currently a general partner. From June 1985 to June 1995, Mr. Balen served as a managing director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors of Intraware, Inc. and several privately held companies. Mr. Balen holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.

     ALEX S. VIEUX has served as a member of the Commerce One Board of Directors since January 2002. Mr. Vieux is the founder of DASAR, an international technology company, where he has been Chairman and Chief Executive Officer since 1990. Mr. Vieux started his career at Andersen Consulting, implementing information systems from December 1982 to September 1985. In 1985, he took a position as the U.S. business correspondent for the French daily Le Monde and has authored more than 300 articles profiling the high-tech industry in Silicon Valley. As an entrepreneur, Mr. Vieux co-founded CATS Software and Renaissance Software, firms focusing on the banking industry. Mr. Vieux is a director of several international public and private companies, including Computer Associates International, Inc., BVRP Software Group, Check Point Software Technologies, Ltd., Korea Thrunet Co. Ltd., Daum Communications Corp., and Madge Networks N.V. He is a graduate of the Institute d'Etudes Politiques and the French business school HEC, holds a law degree from the Universite de Paris, and an M.B.A. from Stanford University, where he was a Fulbright Scholar.

     Former directors Jeff Webber and William Elmore resigned from the board in January 2002. Former directors David H.J. Furniss and Larry W. Sonsini both resigned from the board in June 2002 and were replaced by Jack Acosta and Irv Lichtenwald. Former directors William Harding and Robert Kimmitt resigned in April 2003. Stewart Schuster was appointed to fill the vacancy left by Mr. Kimmitt.

                          BOARD AND COMMITTEE MEETINGS

     The Board held eight meetings in 2002. Each incumbent director attended over 75% of the regular and special Board meetings held during his term of service in 2002. Each incumbent member of the Audit and Compensation Committees attended over 75% of the meetings held during his term of service in 2002. The table below describes the Board's committees and the current membership of those committees. The Board may establish other committees to facilitate its business objectives.


                                                                                                        NUMBER OF
      NAME OF COMMITTEE                                                                                MEETINGS IN
         AND MEMBERS                                FUNCTIONS OF THE COMMITTEE                             2002
------------------------------ ---------------------------------------------------------------------- ---------------
AUDIT                              The Audit Committee provides oversight and monitoring of Commerce        8
                                One management and the independent auditors, and their activities
Jack Acosta (1)                 with respect to Commerce One's financial reporting process. See
Kenneth C. Gardner              the Audit Committee charter attached as Appendix A for a more
Irv Lichtenwald (2)             detailed description of the Audit Committee's role and functions.

COMPENSATION                       The Compensation Committee determines the compensation of the            5
                                Chief Executive Officer and executive officers and reviews and
Irv Lichtenwald (2)             approves compensation philosophy and programs for annual and
Alex S. Vieux                   long-term executive compensation. See the Compensation Committee
Kenneth C. Gardner (3)          charter attached as Appendix B for a more detailed description of the Compensation Committee's role and functions.

NOMINATING AND GOVERNANCE          The Nominating and Governance Committee evaluates, proposes and          2
                                approves nominees for election or appointment to the Board and
Kenneth C. Gardner              evaluates the composition, organization and governance of the
Jack Acosta                     Board and its committees. In order for the committee to consider
Stewart Schuster                stockholder nominees for the Board of Directors for future meetings, stockholders must submit the name and qualifications of a nominee in writing mailed to our Secretary at our principal executive offices at 4440 Rosewood Drive, Pleasanton, California
                                94588. See the Charter for the Nominating and Governance
                                Committee attached as Appendix C for a more complete description of the committee's role and functions.

SPECIAL LITIGATION COMMITTEE       The Special Litigation Committee was created in October 2002 to          0
                                ensure that any decisions regarding the approval of settlement
Alex Vieux                      agreements in certain pending class-action securities matters are
Stewart Schuster                made by directors who have not been named as individual
Irv Lichtenwald                 defendants in the lawsuits.

-----------------------
(1) Mr. Acosta became a member of the Audit Committee as of October 15, 2002. Mr. Acosta replaced board member John Balen, who resigned from the Audit Committee on August 22, 2002.
(2) Mr. Lichtenwald became a member of the Audit Committee as of January 2003 and the Compensation Committee on April 3, 2003. Mr. Lichtenwald replaced former board member William Harding on both committees. Mr. Harding resigned from the Audit Committee on January 16, 2003. He then retired from both the Compensation Committee and the full Board on April 3, 2003.
(3) Mr. Gardner became a member of the Compensation Committee as of September 17, 2002. Mr. Gardner replaced board member John Balen, who resigned from the Compensation Committee on August 22, 2002.

                            COMPENSATION OF DIRECTORS

     Effective October 15, 2002, non-employee directors are eligible to receive an automatic stock option grant of 20,000 shares of common stock on the date they first become non-employee directors. In addition, the non-employee directors are automatically granted an additional option to purchase 5,000 shares each year on the date of our Annual Stockholders' Meeting, if on such date they have served on the Board for at least six months. Each option shall have a term of ten years, and shall be fully vested and exercisable as of the date of grant. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the NASDAQ National Market on the date of grant. Options granted under the plan must be exercised within three months of the end of the optionee's tenure as a director, or within twelve months after such director's termination by death or disability, but not later than the expiration of the option's ten year term.

     In 2002, in addition to the options granted to employee directors shown in the "Option Grants" table on page 20, the Board granted to non-employee directors the following options to purchase an aggregate of 36,000 shares of Commerce One common stock:

                                                                                             NUMBER OF SECURITIES
                      NAME                           GRANT DATE          EXERCISE PRICE       UNDERLYING OPTIONS
-----------------------------------------------  ------------------  ---------------------  ------------------------
John V. Balen................................          5/29/02               $  8.10                 2,000
Kenneth C. Gardner...........................          5/29/02               $  8.10                 2,000
William J. Harding...........................          5/29/02               $  8.10                 2,000
Robert M. Kimmitt............................          5/29/02               $  8.10                 2,000
Toshimune Okihara............................               --                    --                    --
Alex Vieux...................................          1/22/02               $ 26.00                 8,000
Jack Acosta..................................         11/19/02               $  3.84                20,000
Irv Lichtenwald..............................               --                    --                    --
Stewart Schuster.............................

     During 2002, we made a number of changes to the compensation we pay to non-employee directors. Beginning in January 2002, we instituted the following changes in compensation for non-employee directors:

     o established (a) an annual retainer of $15,000, (b) board fees of $2,500 per meeting (up to 6 regularly scheduled meetings per year), and (c) committee fees of $1,000 per meeting (up to 4 regularly scheduled meetings per committee per year); and

     o reduced both (a) the initial stock option grant from 9,000 to 8,000 shares and (b) the annual grant from 4,500 to 2,000 shares of Commerce One common stock, both to be granted from the 1997 Incentive Stock Option Plan.

     Subsequently, effective October 2002, we instituted the following changes in stock options for non-employee directors:

     o    increased both (a) the initial stock option grant to 20,000 shares and
          (b) the annual grant to 5,000 shares, both to be granted from the 1997 Incentive Stock Option Plan.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Balen was a member of the Compensation Committee in 2002 until his resignation from the Compensation Committee on August 22, 2002. During 2000 and 2001, we engaged in various commercial transactions with Critical Arc (formerly Restaurantpro.com). Mr. Balen is a director of Critical Arc and certain venture funds that may be deemed to be affiliated with Mr. Balen currently own a majority of Critical Arc's outstanding capital stock. Our commercial relationship with Critical Arc is further described in this Proxy Statement under the section titled "Certain Relationships and Related Transactions" on page 28.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of Commerce One's Board consists of Messrs. Lichtenwald, Vieux and Gardner. The Committee has overall responsibility for Commerce One's executive compensation policies as provided in a written charter adopted by the Board of Directors. The current charter of the Committee, which was adopted on April 3, 2003, is included in this Proxy Statement as Appendix B.

     The Committee has provided the following report on the compensation policies of Commerce One as they apply to the executive officers, including the Chief Executive Officer, and the relationship of Commerce One performance to executive compensation.

OVERVIEW OF COMPENSATION POLICIES

     Commerce One's compensation policies are designed to address a number of objectives, including attracting and retaining high quality executive officers, rewarding performance and motivating executive officers to achieve significant returns for stockholders. To promote these policies, the Committee historically has employed a compensation program that consists of the following principal elements:

     o    base salary;

     o    cash incentives (such as bonuses);

     o    equity incentives (such as stock options and restricted stock grants);
          and

     o    benefits.

     When establishing salaries, bonus levels and stock-based grants for each of the executive officers, the Committee considers the recommendations of the Chief Executive Officer, the officer's role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. To assist in this process, the Committee reviews data from independent compensation consultants concerning the compensation paid to officers at such companies. The Committee generally sets the compensation of the officers at levels that are competitive with Commerce One's competitors. When setting the compensation of each of the executive officers, the Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Committee does, however, give significant consideration to the recommendations of the Chief Executive Officer.

FISCAL YEAR 2002 EXECUTIVE OFFICER COMPENSATION PROGRAM

     The components of the executive compensation program are described below.

     BASE SALARY--The Committee believes that base salary is frequently a significant factor in attracting, motivating and retaining skilled executive officers, and has become increasingly important as the perceived value of equity incentives has declined. Accordingly, the Committee reviews base salaries of executive officers annually and generally sets the base salary of its executive officers at or near the 75th percentile of salaries paid by companies either engaged in the e-commerce industry or located in the San Francisco Bay Area.

     BONUS PROGRAM--Historically, Commerce One has offered cash incentive bonus programs to reward executive officers for attaining defined performance goals. Bonuses are based primarily on the achievement of the strategic objectives of the Company, and significant weight is also given to individual performance and performance of particular operations groups within Commerce One, including revenue growth. Given the difficult economic conditions Commerce One faced throughout 2002, we paid few bonuses to executives or to employees generally, a step that the Committee and management believed appropriate under the circumstances.

     STOCK OPTION GRANTS--In 2002, the Committee granted options to Commerce One's executive officers to purchase an aggregate of 422,520 shares of common stock under the 1997 Incentive Stock Option Plan, and 290,440 shares of common stock under the 1999 Incentive Stock Option Plan. The Committee determined the number of options granted to executive officers primarily by evaluating each officer's:

     o    respective job responsibilities;

     o    past performance;

     o    expected future contributions;

     o    existing stock and unvested option holdings;

     o potential reward to the executive officer if the stock price appreciates in the public market;

     o    management tier classification; and

     o    stock-option grants made by competitors.

     Option grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. The Committee believes these stock-option grants will more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives.

     BENEFITS--In 2002, Commerce One offered benefits to its executive officers that were substantially the same as those offered to all Commerce One employees.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION--In 2002, Mark B. Hoffman served as the Company's Chief Executive Officer, President and Chairman of the Board of Directors. In determining Mr. Hoffman's salary, bonus and stock grants, the Committee considers his responsibilities and performance during the past year, his continuing overall contributions to the Company's performance, as well as the amount of compensation paid to chief executive officers in similar positions at comparable companies. Notwithstanding the compensation level approved by the Board, Mr. Hoffman voluntarily lowered his salary by approximately thirty-three percent in 2002 to approximately $268,000 per year in order to reduce Commerce One's operating expenses. Due to the Company's financial performance, Mr. Hoffman did not receive any bonus payments during 2002. He received two stock-option grants during 2002, both of which were made in conjunction with general option grant programs applicable to active Company employees. The first, on May 21, 2002, was a grant of 125,000 stock options, and the second, on November 19, 2002, was a grant of 106,260 options.

     TAX LAW LIMITS ON EXECUTIVE COMPENSATION AND POLICY ON DEDUCTIBILITY OF COMPENSATION--Section 162(m) of the Internal Revenue Code of 1986 provides that a company may not take a tax deduction for that portion of the annual compensation paid to an executive officer in excess of $1 million, unless certain exemption requirements are met. The

1997 Stock Plan was designed to meet the exemption requirements of Section 162(m). The Committee has determined at this time not to seek to qualify Commerce One's remaining executive officer compensation programs under Section 162(m). As a result, all or a portion of the compensation paid to Commerce One's executive officers in the future may be subject to Section 162(m), resulting in the potential loss of a tax deduction for Commerce One in the future. None of the compensation paid to Commerce One's executive officers in 2002 was subject to Section 162(m).

     CONCLUSION--All aspects of Commerce One's executive compensation are subject to change at the discretion of the Committee. The Committee will monitor Commerce One's executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with Commerce One's annual and long-term strategic objectives.

                      Members of the Compensation Committee

                             Irv Lichtenwald (Chair)
                                  Alex S. Vieux
                               Kenneth C. Gardner

                   EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     In addition to Mr. Hoffman, the following persons were executive officers or key employees of Commerce One as of April 4, 2003:


             NAME                  AGE                                      POSITION
------------------------------  --------  --------------------------------------------------------------------------
Charles Boynton.............       35     Senior Vice President, Chief Financial Officer
Beth A. Frensilli...........       36     Senior Vice President, General Counsel & Secretary
Andrew Hayden...............       42     Senior Vice President, Global Services, North America
Meichun Hsu.................       48     Vice President, Engineering
Dwaine Kimmet...............       35     Senior Vice President, Business & Corporate Development
Mark Pecoraro...............       39     Senior Vice President, Global Customer Service and Information Technology
Kip Quackenbush.............       44     Senior Vice President, Worldwide Sales
Donald Reeves...............       35     Vice President, Engineering
Narry Singh.................       35     Senior Vice President, Worldwide Marketing

     CHARLES BOYNTON joined Commerce One in November 1999 as the Director of Financial Planning and Analysis. He was promoted to Corporate Controller and Vice President of Finance in 2001, and became Chief Financial Officer in June 2002. As Chief Financial Officer, Mr. Boynton is responsible for all finance functions including accounting, financial planning, taxation, treasury and investor relations. Previously, Mr. Boynton held a number of senior finance positions for Kraft Foods, Inc., and gained exposure to sales and marketing through a cross-functional, managerial role. Prior to Kraft Foods, Inc., Mr. Boynton's experience included management positions in the technology practice at Grant Thornton. Mr. Boynton is a certified public accountant and holds a Master's in business administration from Northwestern University's Kellogg School of Management as well as a Bachelor's degree in accounting from Indiana University's Kelley School of Business.

     BETH A. FRENSILLI joined Commerce One in August 2001, as Senior Vice President, General Counsel and Secretary. Ms. Frensilli is responsible for overseeing all global legal operations. Ms. Frensilli joined Commerce One after serving as Vice President & General Counsel of Scient, an e-business consulting services company, where she was in charge of the company's global legal operations from February 1999 until joining Commerce One. Prior to Scient, she was an attorney in private practice with several law firms. Most recently, Ms. Frensilli represented numerous software, hardware, Internet, semiconductor, and services companies in technology transactions, licensing and general corporate and commercial matters at the law firms of Gunderson Dettmer Stough Franklin Villeneuve & Hachigian (January 1997 to June 1998) and Hancock, Rothert & Bunshoft (June 1998 to February 1999). Ms. Frensilli is a member of the American Corporate Counsel Association and the Bay Area General Counsel Group, and was a recipient of a 2000 Pioneer Award from the SF Bar Association. Ms. Frensilli received her J.D. degree in 1991 from George Washington

University National Law Center in Washington, D.C., where she graduated as a member of the Order of the Coif and was a member of the George Washington University National Law Center Law Review.

     ANDREW HAYDEN joined Commerce One in June 1999, and is currently the Senior Vice President, Global Services, Americas. Mr. Hayden has held various management level positions in the technology sector for almost eight years. Since joining Commerce One, Mr. Hayden has performed a variety of senior management roles within Business Development, Education and Global Services. His current responsibilities include management of the global services, education and strategic account management teams in the Americas. From March 1995 until he joined Commerce One, Mr. Hayden held various management level positions at SAP America. His most recent responsibilities were managing professional services delivery, partner support and solution development for the Consumer Sector. Previous to SAP, Mr. Hayden spent 18 years in the consumer goods industry in various capacities and levels in both retailing and manufacturing. Mr. Hayden graduated with a Bachelor of Science degree in Business Administration from Ramapo College in Northern New Jersey and holds a CPIM certification (Certified in Production and Inventory Management) from APICS.

     MEICHUN HSU brings nearly 20 years of experience in leading-edge technology research and product development to Commerce One. She is responsible for Commerce One platform engineering and led the design and development efforts for the Commerce One Conductor Platform. Prior to joining Commerce One in 2001, Ms. Hsu held positions with Hewlett-Packard Company, A.T. Kearney, EDS, and Digital Equipment Corporation. She has authored numerous publications about database systems, transaction processing, workflow and business process management systems, and data mining technologies, and, in September 2001, received the VLDB Ten-Year Paper Award in recognition for her work in Long-Running Transactions, published in 1991. Ms. Hsu was a member of Computer Science Faculty at Harvard University, where she received the Phi Beta Kappa Teaching Award in 1990. Ms. Hsu received a B.A. from National Taiwan University, an M.S. from University of Massachusetts at Amherst, and a Ph.D. in Management Information Systems from Massachusetts Institute of Technology.

     DWAINE KIMMET leads Commerce One's mergers and acquisitions, corporate development, and partnership- development activities, as Senior Vice President, Business & Corporate Development. Since joining Commerce One in 2000, Mr. Kimmet has served in a variety of roles, including responsibility for executing the Company's largest e-marketplace deals throughout 2000 and 2001. Prior to joining Commerce One, Mr. Kimmet worked for General Motors for 14 years in a variety of roles in the U.S., Europe, and Asia. At the time of his departure, he had most recently been overseeing mergers and acquisitions activity for GM with respect to e-commerce and fuel cells. In that role, Mr. Kimmet was active in developing and executing GM's strategy in these areas through the use of options theory and also completed the acquisition of the Hummer brand name for GM from AM General. Before his mergers-and-acquisition activity at GM, Mr. Kimmet held various GM management positions in currency trading, commodities hedging, capital planning and investor relations. Mr. Kimmet also served as analyst for the GM Board of Directors until his departure for business school. Mr. Kimmet holds an M.B.A. from the Harvard Business School, where he attended as a GM Fellow, and an M.S. from the GMI Engineering and Management Institute where he graduated as a Sobey Scholar.

     MARK PECORARO joined Commerce One in 2001 with more than 15 years of management experience in enterprise software applications, technical services, and business operations. As Senior Vice President of Global Customer Service and Information Technology, he is responsible for ensuring that customers can successfully implement and maintain Commerce One solutions to meet their evolving business demands. Prior to joining Commerce One, Mr. Pecoraro was President and CEO of SuccessFactors, a leading provider of workforce management software. As CEO, he transformed the company from a pure client/server solution to a Web-based suite of products and services targeted at Fortune 1000 companies. Previously, Mr. Pecoraro was Vice President of Customer Solutions & Engineering, encompassing Product Development, Professional Services, Technical Support, Education, and Quality Assurance. During his 8-year tenure at Sybase Inc., Mr. Pecoraro held a variety of technical support management positions and helped to grow the organization from a start-up team of 10 to a worldwide organization of over 600 service professionals, including expatriate assignments in London and Hong Kong. Mr. Pecoraro holds a B.A. from the University of California at Santa Barbara.

     KIP QUACKENBUSH joined Commerce One in 2000, and has held a variety of senior management positions ranging from channels sales and development to managing Commerce One's marketplace customers. Most recently,

Mr. Quackenbush has been responsible for the Asia Pacific region. As Senior Vice President, Worldwide Sales, Mr. Quackenbush is responsible for all sales, sales support, strategic account management teams and field operations worldwide. Mr. Quackenbush has over 20 years experience in the high tech and communications industries. He has held sales, business and corporate development, and consulting-management positions with leading firms such as Oracle, Digital Equipment Corporation and Pacific Bell. Prior to joining Commerce One, Mr. Quackenbush was Vice President of Business Development of Excalibur Technologies. Mr. Quackenbush holds a B.A. degree in Political Science from of the University of California at Berkeley.

     DONALD REEVES has more than a decade of experience in high-technology product development. As Vice President of Engineering, he is responsible for managing application engineering and was one of the driving forces behind the delivery of the Commerce One 5.0 product suite. Before joining Commerce One in January of 2001, Mr. Reeves managed software development organizations at two technology start-ups, MyTurn.com and GlobalPC, where his teams developed and delivered an alternative PC desktop and an accompanying Internet portal. Prior to these efforts, Mr. Reeves managed the engineering organization at Geoworks. In this capacity, he led the development teams that delivered the first Palm-equipped PDA, produced embedded software for mobile devices, and developed server software to migrate wireless services to mobile devices. Mr. Reeves received his B.S. in EECS from University of California, Berkeley.

     NARRY SINGH joined Commerce One in June 2002 and, as Chief Marketing Officer, is responsible for product management, corporate marketing, demand generation, industry solutions, and marketing communications and positioning. Before joining Commerce One, Mr. Singh's marketing and sales experience included senior leadership roles within CAP Gemini, a global systems integrator, Rapt. Inc., a demand-chain risk management software provider, and The Regis McKenna Group, a marketing strategy-consulting firm where he was an equity partner. As a recognized thought leader on next-generation supply chains, customer-relationship management, and web services, Mr. Singh has addressed nearly 50 conferences in the past five years. He sits on the boards of several companies and non-profit organizations, including CommerceNet (one of the largest consortia focused on business process interoperability). Mr. Singh received graduate degrees in Civil Engineering and Management from Stanford University, a B.S. with Honors in Civil Engineering from Punjab University, India, and conducted graduate level research at the Massachusetts Institute of Technology.

     There are no family relationships among the officers and directors of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below shows, for the last three fiscal years, compensation information for the Company's Chief Executive Officer and the next four most highly compensated executive officers. Ms. de Raadt-St. James, whose compensation information is also included, would have been in this group except for her having separated from the company in November 2002. Ms. Loomis, who was an executive officer throughout 2002, left the Company in January 2003. We refer to all of these individuals as the "Named Officers." The following table has been adjusted for the 1:10 reverse stock split on September 16, 2002.

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                         SECURITIES
                                                FISCAL                                    UNDERLYING         ALL OTHER
        NAME AND PRINCIPAL POSITION              YEAR        SALARY         BONUS         OPTIONS(1)        COMPENSATION
---------------------------------------------  ---------  ------------  -------------  ----------------  --------------------
Mark B. Hoffman, .........................       2002      $  268,000            --         231,260         $   1,548(2)
   CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE         2001      $  398,485     $  30,000         325,000                --
   OFFICER                                       2000      $  285,000     $ 127,586          23,200         $   3,166(3)

Charles Boynton...........................       2002      $  205,109     $   2,652          88,760         $   2,726(2)
   SENIOR VICE PRESIDENT, CHIEF                  2001              --            --              --                  (4)
   FINANCIAL OFFICER                             2000              --            --              --                  (4)

Andrew Hayden,............................       2002      $  240,000            --          81,260         $   7,799(5)
   SENIOR VICE PRESIDENT, GLOBAL                                                                            $   3,513(2)
   SERVICES, AMERICAS                            2001      $  212,500     $  38,625          14,000                --
                                                 2000              --            --              --                  (4)

Mary E. Loomis,...........................       2002      $  250,000            --          81,260         $   4,355(2)
   FORMER SENIOR VICE PRESIDENT,                 2001      $  200,000     $   7,500          58,820(6)             --
   ENGINEERING                                   2000      $  171,667     $  47,482          13,150                --

Kip Quackenbush,..........................       2002      $  186,433     $   2,600          84,160         $  26,250(7)
   SENIOR VICE PRESIDENT, WORLDWIDE SALES                                                                   $   1,082(2)
                                                 2001              --            --              --                  (4)
                                                 2000              --            --              --                  (4)

Alexsis de Raadt-St. James,...............       2002      $  260,000            --          25,000         $     796(8)
   FORMER SENIOR VICE PRESIDENT BUSINESS                                                                    $     802(2)
   DEVELOPMENT, CHIEF STRATEGY/MARKETING         2001      $   91,527            --          43,770         $ 102,242(8)
   OFFICER                                       2000              --            --              --                --

------------------------
(1) Refer to the table below called "OPTION GRANTS" for disaggregated detail regarding the stock options granted in 2002.
(2) Includes imputed income associated with disability-insurance payments and 401(k) company matching contributions.
(3) Represents Keyman life insurance premiums paid by Commerce One on behalf of Mr. Hoffman during 2000.
(4) No compensation provided for this year because this person was not an executive in the year indicated.
(5)  Represents $7,799.10 in relocation expenses for Mr. Hayden.
(6) In 2001, the Company undertook a voluntary stock option exchange program for all employees, including executive officers. Under the program, employees were given the opportunity to elect to cancel their outstanding stock options in exchange for an equal number of replacement options to be granted at a future date. This figure includes stock options re-granted to Ms. Loomis under the option exchange program.
(7)  Represents sales commission earned by Mr. Quackenbush.
(8) Represents relocation expenses for Ms. de Raadt-St. James in the amount of $102,242.00 in 2001 and $796.00 in 2002.

                                  OPTION GRANTS

     The table below shows stock-option grants to the Named Officers during 2002. The table has been adjusted for the 1:10 reverse stock split on September 16, 2002.

                             NUMBER OF   % OF TOTAL                                          POTENTIAL REALIZABLE VALUE
                            SECURITIES     OPTIONS                                            AT ASSUMED ANNUAL RATES
                            UNDERLYING   GRANTED TO                MARKET                   OF STOCK PRICE APPRECIATION
                              OPTIONS     EMPLOYEES    EXERCISE    PRICE ON                      FOR OPTION TERM(1)
                              GRANTED     IN FISCAL      PRICE      DATE OF    EXPIRATION   -----------------------------
           NAME                 (#)         YEAR        ($/SH)       GRANT        DATE           5%             10%
-------------------------  ------------  ------------  ---------  ----------  ------------  -------------   -------------
Mark B. Hoffman........        60,000       1.5866      $3.84       $3.84       11/19/12    $  144,897.32   $  367,198.26
                               46,260       1.2233      $3.84       $3.84       11/19/12    $  111,715.84   $  283,109.86
                              125,000       3.3055      $7.40       $7.40        5/21/12    $  581,727.53   $1,474,211.78
Charles Boynton........        47,500       1.2561      $3.84       $3.84       11/19/12    $  114,710.38   $  290,698.62
                                8,760       0.2316      $3.84       $3.84       11/19/12    $   21,155.01   $   53,610.95
                               12,500       0.3305      $7.40       $7.40        5/21/12    $   58,172.75   $  147,421.18
                               20,000       0.5289      $9.00       $9.00        5/15/12    $  113,201.03   $  286,873.64
Andrew Hayden..........        21,260       0.5622      $3.84       $3.84       11/19/12    $   51,341.95   $  130,110.58
                               35,000       0.9255      $3.84       $3.84       11/19/12    $   84,523.44   $  214,198.99
                               25,000       0.6611      $7.40       $7.40        5/21/12    $  116,345.51   $  294,842.36
Mary E. Loomis.........        35,000       0.9255      $3.84       $3.84       11/19/12    $   84,523.44   $  214,198.99
                               21,260       0.5622      $3.84       $3.84       11/19/12    $   51,341.95   $  130,110.58
                               25,000       0.6611      $7.40       $7.40        5/21/12    $  116,345.51   $  294,842.36
Kip Quackenbush........        56,260       1.4877      $3.84       $3.84       11/19/12    $  135,865.39   $  344,309.57
                                1,900       0.0502      $7.40       $7.40        5/21/12    $    8,842.26   $   22,408.02
                               25,000       0.6611      $2.37       $2.37        9/17/12    $   37,262.01   $   94,429.24
                                1,000       0.0264      $7.50       $7.50        5/31/12    $    4,716.71   $   11,953.07
Alexsis de Raadt-St
James..................        25,000       0.6611      $7.40       $7.40        5/21/12    $  116,345.51   $  294,842.36

---------------------------
(1) SEC regulations direct us to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future common stock price. If the Company's common stock does not appreciate above the exercise price of the option, the Named Officers will receive no benefit from the options.

                                OPTIONS EXERCISED

     This table shows stock option exercises during 2002 and the value of unexercised in-the-money stock options held by the Named Officers on December 31, 2002.

                               AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                 NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                   SHARES                        VESTED OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                                  ACQUIRED       VALUE             DECEMBER 31, 2002            DECEMBER 31, 2002(1)
                                 ON EXERCISE    REALIZED   --------------------------------  ---------------------------
NAME                                 (#)          (2)       EXERCISABLE(#) UNEXERCISABLE(#)  EXERCISABLE  UNEXERCISABLE
-----------------------------  --------------  ----------  --------------- ----------------  -----------  --------------
Mark B. Hoffman.............          0           $ 0          206,333        391,127          $ 3,744        $ 0
Charles Boynton.............          0           $ 0           12,596         86,996          $     0        $ 0
Alexsis de Raadt-St. James..          0           $ 0           22,684         46,086          $     0        $ 0
Andrew Hayden...............          0           $ 0           21,302         85,151          $     0        $ 0
Mary E. Loomis..............          0           $ 0           42,233         97,847          $     0        $ 0
Kip Quackenbush.............          0           $ 0            2,265         85,506          $     0        $ 0

----------------------
(1) The value of the unexercised in-the-money options is based on the closing price of $2.75 of the Company's common stock, as reported on the NASDAQ National Market, on December 31, 2002 and is net of the exercise price of such options. The amounts in this column may not represent amounts actually realized by the Named Officers.
(2) The value realized on stock option exercises represents the difference between the grant price of the options exercised and the market price of the underlying shares of common stock as of the date of exercise, multiplied by the number of options exercised. The amounts in this column may not represent amounts actually realized by the Named Officers.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides details regarding the various stock-based compensation plans under which the Company is authorized to issue equity securities as of December 31, 2002. For a description of the material terms of our 1999 Plan, which has not been approved by our stockholders, please see note 11 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

                                                                                                   NUMBER OF SECURITIES
                                                                                                 REMAINING AVAILABLE FROM
                                         NUMBER OF SECURITIES TO    WEIGHTED-AVERAGE EXERCISE     FUTURE ISSUANCE UNDER
                                         BE ISSUED UPON EXERCISE       PRICE OF OUTSTANDING     EQUITY COMPENSATION PLANS
                                         OF OUTSTANDING OPTIONS,      OPTIONS, WARRANTS AND       (EXCLUDING SECURITIES
                                           WARRANTS AND RIGHTS.              RIGHTS.            REFLECTED IN COLUMN (A)).
            PLAN CATEGORY                          (A)                         (B)                         (C)
--------------------------------------  --------------------------  --------------------------  ---------------------------
Equity compensation plans approved
by security holders

   1997 Plan                                    3,419,453                    $18.8756                     940,598
   1999 ESPP Plan                                       0                          $0                   2,119,026
   1995 Plan (1)                                    8,564                     $0.4163                      67,574
   Director Plan (2)                               54,000                   $205.9563                      27,000
   1998 AppNet Plan (3)                             4,094                   $139.9304                           0
   1999 AppNet Plan (3)                            30,052                   $306.4588                           0
   Commerce Bid (3)                                 2,059                     $3.0432                           0
   Cent (3)                                            86                      $10.30                           0
   Exterprise (3)                                  14,011                    $31.9736                           0
   Mergent (3)                                      5,531                       $3.35                           0
   VEO (3)                                          5,231                      $0.833                           0
Equity compensation plans not
Approved by security holders
1999 Plan                                       2,743,982                    $34.1136                     880,972
Total                                           6,287,063                                               4,035,170
------------------------------

(1)  Commerce One no longer issues shares from this plan.
(2)  Commerce One did not issue shares from this plan in 2002.
(3) Commerce One has assumed various stock option obligations arising from stock plans of companies we have acquired. Commerce One has never issued options to purchase common stock from these plans, nor does it intend to do so. It is the Company's understanding that the shareholders of the acquired companies approved each of these acquired plans.

                  SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

     Commerce One has entered into change-of-control severance agreements with its executive officers and key employees. The agreements provide that if there is a change of control of Commerce One, and any of such executive officers or key employees are involuntarily terminated without cause within eighteen months following the change of control or the announcement of such change of control, Commerce One will provide the following to the executive officer:

     o a cash payment equal to 100% of his or her annual compensation plus the full target bonus for the year;

     o 100% of his or her health, dental and life insurance, including benefits paid to any dependents, through the earlier of twelve months from the date of his or her termination or the date he or she first becomes covered by another employer's group health, dental or life insurance plans providing comparable benefits and coverage; and

     o    full acceleration of all unvested stock options.

     Under our stock-option plans, all outstanding options that are not assumed or substituted in a change-of-control merger or asset sale will vest and become exercisable in full.

     Charles Boynton, the Company's Chief Financial Officer, was promoted to his current position in June 2002. In conjunction with that promotion, we entered into a severance agreement with Mr. Boynton effective July 1, 2002. Under the agreement, Mr. Boynton will receive a six-month severance payment, paid over time in normal payroll cycles, if any of the following events occur: (1) Commerce One terminates Mr. Boynton's employment due to a Company-initiated reduction in force; or (2) Commerce One terminates or demotes Mr. Boynton without good cause as defined in the agreement. To the extent Mr. Boynton is entitled to separation benefits under the federal Worker Adjustment and Retraining Notification Act or any comparable state statute, or under the Company's severance plan, those payments will count toward the six-month salary continuation. In addition, payments under the agreement will cease if Mr. Boynton obtains other full-time employment during the six-month period. The agreement expires on June 30, 2003.

                          REPORT OF THE AUDIT COMMITTEE

     Notwithstanding anything to the contrary set forth in any of Commerce One's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

ROLE OF THE AUDIT COMMITTEE

     In fulfilling its responsibilities in 2002, the Audit Committee did, among other things, the following:

     o reviewed and discussed with Commerce One's management and the independent auditors the audited consolidated financial statements in Management's Discussion and Analysis of Financial Results included in the Annual Report on Form 10-K for the year ended December 31, 2002, and the interim unaudited financial statements contained in Commerce One's Form 10-Q filings during 2002. It also addressed matters required to be discussed with the Audit Committee under generally acceptable auditing standards and Statement on Auditing Standards 61;

     o discussed with the independent auditors their independence with respect to Commerce One, including matters in the written disclosures required by Independence Standards Board Standard No. 1 and received by the Audit Committee, and considered the compatibility of non-audit services, if any, with the auditors' independence;

     o discussed with the independent auditors the overall scope and plans for their audits;

     o met with the independent auditors, with and without management present, to discuss the results of their audits and the overall quality of Commerce One's financial reporting;

     o recommended to the Board of Directors the retention of Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2002;

     o approved the audit fees charged by Ernst & Young LLP, the Company's independent auditors, for the fiscal year ended December 31, 2002, and approved the provision by Ernst & Young LLP of permissible non-audit services and related fees; and

     o discussed with management the certification and other requirements under the Sarbanes-Oxley Act of 2002.

MEETINGS HELD IN 2002 AND COMMITTEE INDEPENDENCE

     The Audit Committee held eight meetings in 2002. Each member of the Audit Committee is independent as defined under the rules of the NASDAQ National Market.

ROLE OF MANAGEMENT AND THE INDEPENDENT AUDITORS

     As described above and more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Commerce One's management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent auditors are responsible for expressing an opinion, based on their audits, as to the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

RECOMMENDATION

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ending December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003 based upon the quality of the audit services that company has provided during previous years.

                         Members of the Audit Committee

                               Jack Acosta (Chair)
                               Kenneth C. Gardner
                                 Irv Lichtenwald

                         SHARE OWNERSHIP OF MANAGEMENT,
                  DIRECTORS AND 5% STOCKHOLDERS OF COMMERCE ONE

     The table below sets forth information regarding the beneficial ownership of Commerce One's common stock as of the record date, April 4, 2003, by the following individuals or groups:

     o each person or entity known by Commerce One to own beneficially more than 5% of Commerce One's outstanding stock;

     o    each of Commerce One's Named Officers;

     o    each of Commerce One's directors; and

     o    all directors and executive officers of Commerce One as a group.

     Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Commerce One, Inc., 4440 Rosewood Drive, Pleasanton, California 94588. Except as otherwise indicated and except for any rights these persons' spouses may have, the persons named in the table have sole voting and investment power for all shares of common stock held by them.

     Applicable percentage ownership in the following table is based on 29,275,095 shares of common stock outstanding as of the record date, April 4, 2003.

     Any shares issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future, or reserved for future issuance under our stock option plans, will further dilute new public investors.

     The table below shows the number of shares of Commerce One common stock owned by our directors, Named Officers and owners of more than 5% of Commerce One's common stock as of April 4, 2003.

                                                                                             SHARES
                                                                                          BENEFICIALLY
                                                                                          OWNED THROUGH    PERCENTAGE OF
                                                     SHARES DIRECTLY        SHARES            STOCK         OUTSTANDING
      NAME OF BENEFICIAL OWNERS AND ADDRESSES            OWNED(1)      INDIRECTLY OWNED    OPTIONS(2)          SHARES
--------------------------------------------------- ----------------- ------------------- --------------- ---------------
Mark B. Hoffman..................................          107,664               810(3)       364,432           1.59
Charles Boynton..................................              872                 0           48,699            *
Alexsis de-Raadt-St. James.......................                0                 0                0            *
Andrew Hayden....................................            3,654                 0           60,526            *
Mary E. Loomis...................................            2,872                 0           55,419            *
Kip Quackenbush..................................              173                 0           36,379            *
John V. Balen....................................            6,710                 0            6,500            *
Kenneth C. Gardner...............................            7,663             1,890(4)        26,900            *
William J. Harding...............................            3,600                 0            6,500            *
Robert M. Kimmitt................................              108                 0           12,000            *
Toshimune Okihara................................                0           452,817(5)             0           1.54
Alex S. Vieux....................................                0                 0            8,000            *
Jack Acosta......................................                0                 0           20,000            *
Irv Lichtenwald..................................                0                 0           20,000            *
Stewart Schuster.................................            2,788               120(6)        20,000            *
SAP AG
Neurottstrasse 16
Walldorf, Germany  69190                                 5,831,481                 0                0           19.9
All Directors, Executive Officers and 5%
Stockholders as a Group .........................        5,967,565           455,637          717,960           23.8

------------------
(1)  Excludes shares that may be acquired through stock option exercises.

(2) Beneficial ownership is determined according to the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to
     (a) securities owned and/or (b) shares of common stock acquired through stock-option exercises within sixty (60) days from the record date.
(3) Includes 810 shares held by the Andrew Mark Hoffman 1993 Trust dated March 30, 1993. Andrew Hoffman, beneficiary of this trust, is Mr. Hoffman's son.
(4) Includes 1,890 shares held by Delaware Charter Guarantee & Trust Company Trustee FBO Kenneth C. Gardner.
(5) Represents 452,817 shares owned by NTT. Mr. Okihara is an Executive Manager of NTT Communications. Mr. Okihara disclaims beneficial ownership of the shares held by NTT.
(6)  Represents shares held in a UTMA account for Mr. Schuster's son.

                             STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend- reinvested basis, from the effective date of the initial public offering of Commerce One's common stock (July 1, 1999) through April 1, 2003, compared to the NASDAQ Composite Index and the Merrill Lynch Tech 100. The graph assumes that $100 was invested in Commerce One's common stock and the listed indices on July 1, 1999. The graph below uses the Merrill Lynch Tech 100 as a benchmark, which we have selected to replace the discontinued H&Q Internet Index that we presented in our 2001 proxy statement. In the interest of additional disclosure, we also have included a graph from the H&Q Internet Index before it was discontinued. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS



                              [PERFORMANCE GRAPH]





                              [PERFORMANCE GRAPH]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS TO EXECUTIVE OFFICERS

     In August 2001, Commerce One extended an interest-free "bridge loan" to Dennis Jones, former Vice Chairman, President and Chief Operating Officer, for approximately $2.4 million. The loan--made in conjunction with Mr. Jones' relocation to Northern California--was used to purchase a home in the San Francisco Bay Area. Later that same month, Mr. Jones secured a loan from Bank of America in the amount of $3.5 million, guaranteed by Commerce One, which was used to fully repay the bridge loan from Commerce One, and to finance landscaping and other expenses. Upon Mr. Jones' departure from Commerce One in May 2002, Commerce One assumed ownership of the home and payment obligations on the loan pursuant to the terms of the original loan agreement between Commerce One and Mr. Jones. In addition, in May 2002, the Board of Directors approved an amendment to the original loan agreement to forgive repayment obligations by Mr. Jones for certain personal property purchased for the home in the amount of approximately $300,000. Commerce One then commenced efforts to sell the home. Commerce One repaid the loan in full in November 2002, and sold the home in December 2002 for a price of $1.75 million.

BUSINESS RELATIONSHIPS

   SAP

     On September 18, 2000, Commerce One entered into a strategic alliance agreement with SAP AG and SAPMarkets (collectively, "SAP") to jointly develop, market and sell the MarketSet suite of applications and the Enterprise Buyer procurement applications. This agreement provided that either party licensing the jointly developed products to its customers would owe a royalty to the other party. The amount of the royalty was generally based on a percentage of the total license fee paid by the customer. As part of this relationship, SAP has invested in Commerce One and currently owns about 20% of Commerce One's common stock. In 2001, SAP reported royalties of approximately $79,111,000 to Commerce One. During 2001, Commerce One and SAP amended these agreements to provide for different rights to resell certain technology included in the jointly developed products and for varying royalty rates and maintenance fees depending on the particular product, category of customer and other factors.

     Effective January 1, 2002, the Company amended its strategic alliance agreement with SAP to simplify its royalty payment provisions and to provide SAP with an unlimited right to resell the jointly developed products, in addition to a right to resell certain other Commerce One technology on an OEM basis, during the first three quarters of 2002 in return for an aggregate fee of approximately $20.7 million, comprised primarily of license fees, as well as associated maintenance and support. These fees were credited against SAP's prior pre-payments to Commerce One, which have been recorded by Commerce One as deferred revenue, and the license fees were recognized ratably over the three-quarter period ending September 30, 2002. The amendment provided that during this three-quarter period, Commerce One would pay SAP a royalty based upon a fixed percentage of the total license fee for jointly developed products sold by Commerce One, if any. The amendment further provided that the agreement would default to the historical royalty structure in the event the parties failed to agree on a new payment schedule by September 30, 2002. As of the date of this proxy statement, Commerce One and SAP have not renegotiated the royalty payments, and we therefore expect that the parties will revert to the historical royalty structure when and if payments are due.

     The parties entered into a subsequent amendment effective December 20, 2002, in which the parties clarified Commerce One's support obligations for prior versions of the MarketSet product, agreed to license each other rights to distribute certain connector technology related to the MarketSet product on a royalty-free basis, and resolved certain outstanding payment issues relating to services and maintenance fees for certain joint customers.

     In 2002, SAP reported total revenues to us of approximately $26,149,000, and we made total payments to SAP of approximately $4,188,000. Commerce One and SAP have each phased out their respective Enterprise Buyer procurement products. Revenues from the MarketSet product, which is primarily targeted at the e-marketplace sector, have declined substantially. We do not expect to receive significant future revenues, if any, from SAP.

   R.B. WEBBER & Company

     Commerce One currently has a consulting agreement with R.B. Webber & Company, a management-consulting firm. Jeffrey Webber, the President of R.B. Webber & Company, was a member of Commerce One's Board of Directors until January 2002. In 2002, Commerce One paid R.B. Webber & Company the sum of $194,663 for consulting services.

   CRITICAL ARC

     During 2000 and 2001, we engaged in various transactions with Critical Arc (formerly Restaurantpro.com), a provider of private on-line trading networks for the foodservice industry. One of our directors, John Balen, is a director of CriticalArc, and certain venture funds that may be deemed to be affiliated with John Balen currently own a majority of Critical Arc's outstanding capital stock. In August 2000, we sold Critical Arc a software license for approximately $2,000,000, which was paid for with CriticalArc stock of equal value. Because we received stock that was of equal value to the software license, we did not recognize any software license revenue from this transaction. We received revenue from CriticalArc for maintenance and support and professional services during 2000 and 2001 in the amounts of approximately $236,647 and $96,418 respectively. Neither party made any payment to the other in 2002.

   Other

     Narry Singh, Commerce One's Chief Marketing Officer, joined the Company in July 2002. As approved by the Compensation Committee of the Board, Mr. Singh was hired at an annual salary of $250,000, with an additional annual discretionary bonus potential equal to 50% of his salary. For the first two quarters of Mr. Singh's employment, the Company guaranteed payment of his bonus on a pro rata basis, meaning that he received payments of $31,250 (12.5% of his annual bonus potential) at the end of each of his first two quarters. He also received an initial stock-option grant of 20,000 shares (adjusted for the one-for-ten reverse stock split in September 2002). In addition, the Company provided Mr. Singh with a relocation budget of up to $150,000, with individual expenses subject to Company approval, for the purpose of moving his family from India. To date, Mr. Singh has not drawn upon this relocation allowance. The Company also allowed Mr. Singh to occupy the home previously owned by Commerce One's former Chief Operating Officer, Dennis Jones, for nominal rent from July 2002 through January 2003, while the Company attempted to sell the house. During this time, an estimated market rent of $6,600.00 per month was imputed to Mr. Singh as taxable income.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires Commerce One's officers and directors, and persons who own more than ten percent (10%) of a registered class of Commerce One's common stock to file certain reports regarding ownership of, and transactions in, Commerce One's securities with the SEC. Such officers, directors, and 10% stockholders are also required to furnish Commerce One with copies of all Section 16(a) forms that they file.

     The Company believes that during 2002, all of its officers and directors complied with requirements for reporting ownership and changes in ownership of Company common stock under Section 16(a) of the Securities Act of 1934, except that Jack Acosta filed one late Form 3 due to an administrative error by the Company and SAP filed one late Form 4.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholders are entitled to present proposals for action at future meetings if they comply with Commerce One's bylaws and the requirements of the proxy rules promulgated by the Securities Exchange Commission. The deadline for receipt of stockholder proposals for the 2003 annual meeting was January 3, 2003. If you intend to submit a proposal for consideration at the 2004 Annual Meeting, your proposal must be received by no later than December 29, 2004 in order to include the proposal in Commerce One's proxy materials for the 2004 Annual Meeting or to submit the proposal at the 2004 Annual Meeting without including the proposal in Commerce One's proxy materials. If a stockholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

The proposal(s) should be mailed to our Secretary at our principal executive offices at 4440 Rosewood Drive, Pleasanton, California 94588.

COSTS OF PROXY SOLICITATION

     The solicitation is made on behalf of the Board of Directors of the Company. The Company will pay the cost of soliciting these proxies. We have also hired Georgeson Shareholder, Inc. to assist in the solicitation of proxies at a cost of $5,500.00 plus out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

     Without receiving additional compensation, officials and regular employees of the Company may solicit proxies personally, by telephone, fax or email from some stockholders if proxies are not promptly received.

     An Annual Report on Form 10-K, excluding exhibits, for the fiscal year ended December 31, 2002 is enclosed with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Beth Frensilli
                                          Beth A. Frensilli
                                          SECRETARY

April 25, 2003
Pleasanton, California

                               Commerce One, Inc.
                              4440 Rosewood Drive,
                          Pleasanton, California 94588
          (925) 520-6000 WWW.COMMERCEONE.COM Nasdaq Stock Symbol: CMRC

                                   APPENDIX A
                     REVISED CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                              OF COMMERCE ONE, INC.
                   (AS AMENDED AND RESTATED ON APRIL 3, 2003)

PURPOSE

          The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Commerce One, Inc. (the "Company") shall be to oversee the Company's accounting practices, system of internal controls, audit processes, and financial reporting processes.

          The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

MEMBERSHIP

          The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three (3) members of the Board who meet the following criteria (in each case to the extent such criteria are effective from time to time):

1. Each member will be an independent director in accordance with the rules of the Nasdaq National Market ("Nasdaq") and the rules of the Securities and Exchange Commission ("SEC");

2. Each member will be able to read and understand fundamental financial statements in accordance with the rules of Nasdaq; and

3. At least one member will be a "financial expert" in accordance with the rules of Nasdaq and the rules of the SEC.

          The Board shall designate one member of the Committee as the Committee's Chairperson.

RESPONSIBILITIES AND AUTHORITY

          The responsibilities and authority of the Committee shall include:

          PROCESSES AND CONTROLS

1. Reviewing periodically the Company's financial reporting processes and disclosure controls and processes, based on consultation with the Company's management and independent auditors;

2. Reviewing periodically the adequacy and effectiveness of the Company's internal control policies and procedures, based on consultation with the Company's management and independent auditors;

3. Reviewing the reports prepared by management, and attested to by the Company's independent auditors, assessing the adequacy and effectiveness of the Company's internal controls and procedures, prior to the inclusion of such reports in the Company's periodic filings as may be required under the rules of the SEC;

          INDEPENDENT AUDITORS

4. Appointing, approving the compensation of and overseeing the work of the independent auditors, who shall be accountable to the Board of Directors and who shall report directly to the Committee, including resolving disagreements, if any, between management and the independent auditors regarding financial reporting; in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and the terms and all non-audit engagements, as may be permissible, with the independent auditors;

5. Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible);

6. Requesting from the independent auditors a written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as it may be modified or supplemented, and reviewing and discussing with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors;

7. Discussing with the Company's independent auditors the independent auditors' annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used, and any other matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

8. Reviewing the qualifications, performance and independence of the independent auditors;

9. Reviewing periodically with management and the Company's independent auditors:

          o The results of the annual audit of the Company, including any significant findings, comments or recommendations of the independent auditors together with management's responses thereto; and

          o Any significant changes in the Company's accounting principles or the methods of applying the Company's accounting principles;

10. Reviewing periodically with the independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response thereto, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management;

          SEC REPORTS AND OTHER DISCLOSURE

11.  Reviewing with:

          o Management and the Company's independent auditors, before release, the audited financial statements; and

          o Management, from time to time, the Company's general earnings guidance and, before release, the Company's interim unaudited financial statements and Management's Discussion and Analysis (MD&A) in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q;

12. Directing the Company's independent auditors to review, before filing with the SEC, the Company's interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

          OTHER RESPONSIBILITIES AND AUTHORITY

13. Establishing procedures for receiving, retaining and treating complaints (including confidential, anonymous submissions) received by the Company regarding accounting, internal accounting controls or auditing matters;

14. Reviewing and approving related party transactions in accordance with the rules of Nasdaq National Market;

15. Instituting special investigations, if necessary, with full access to all books, records, facilities and personnel of the Company;

16. Reviewing the Committee's own charter, structure, processes and membership requirements; and

17.  Performing such other duties as may be requested by the Board of Directors.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

     The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibility with full access to all books, records, facilities and personnel of the Company.

     As appropriate, the Committee will obtain advice and assistance from outside legal, accounting or other advisors at the Company's expense.

MEETINGS

     The Committee will establish its own schedule and will meet at least quarterly.

     The Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate.

MINUTES

     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

     The Committee shall prepare all reports required to be included in the Company's filings with the SEC, pursuant to and in accordance with applicable rules of the SEC.

     The Committee also shall report regularly to the full Board, including with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the effectiveness of the Company's internal controls or disclosure controls, or the performance and independence of the Company's independent auditors, or any other issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board.

     Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY

     The Committee may, to the extent permitted under applicable law, the rules of Nasdaq and the SEC, and the Company's Certificate of Incorporation and Bylaws, delegate to one or more designated members of the Committee the authority as follows: 1) to pre-approve audit and permissible non-audit services, provided that such matters are reviewed with the full Committee at a scheduled meeting; 2) to approve ordinary course, commercial transactions with related parties, provided that such matters are reviewed with the full Committee at a scheduled meeting; and 3) to approve such other matters as delegated by the Committee as appropriate from time to time.

                                   APPENDIX B
                 REVISED CHARTER FOR THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                              OF COMMERCE ONE, INC.
                   (AS AMENDED AND RESTATED ON APRIL 3, 2003)

PURPOSE

     The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Commerce One, Inc. (the "Company") shall be to oversee the compensation of the Company's executive officers.

     The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

COMPENSATION PHILOSOPHY

     The Company's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The Committee sets the Company's compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. In this regard, the Committee has adopted the following guidelines for compensation decisions:

o Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

o Align all pay programs with the Company's annual and long-term business strategies and objectives.

o Provide variable compensation opportunities that are directly linked to the performance of the Company and that link executive reward to stockholder return.

     The Committee primarily focuses on the following three components in forming the total compensation package for its executive officers:

o    Base Salary

o    Annual Incentive Bonus

o    Long-Term Incentives

MEMBERSHIP

     The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board and will consist of at least two
(2) members of the Board.

Each member of the Committee will be:

1. An independent director as defined by the rules of the NASDAQ National Market (to the extent such requirements are effective from time to time);

2. An "outside director" as such term is defined with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended; and

3.   A "non-employee" director as defined under Rule 16b-3 promulgated under
     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Board shall designate one member of the Committee as the Committee's Chairperson.

RESPONSIBILITIES AND AUTHORITY

The responsibilities and authority of the Committee include:

          DETERMINATION OF COMPENSATION

1. Reviewing and approving, for the executive officers of the Company and such other officers of the Company as directed by the Board, (a) the annual base salary, (b) the annual incentive bonus, including the parameters and amount, (c) equity compensation (including all "plan" compensation, as such term is defined in Item 402(a)(7) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"), and all non-plan compensation),
     (d) employment, severance, and change in control agreements/provisions, and
     (e) any other benefits, compensation or arrangements, other than benefits generally available to the Company's employees;

2. Reviewing and making recommendations to the Board regarding general compensation goals and guidelines for the Company's employees and the criteria by which bonuses to the Company's employees are determined;

          EQUITY INCENTIVE PLAN

3. Acting as Administrator (as defined therein) of the Company's equity compensation plans, as in effect from time to time (each, a "Plan" and together, the "Plans"). The Committee may, among other things, (1) grant stock options to individuals eligible for such grants, including grants to individuals subject to Section 16 of the Exchange Act in compliance with Rule 16b-3 promulgated thereunder, and (2) amend such stock options;

4. Reviewing and making recommendations to the Board with respect to amendments to the Plans and changes in the number of shares reserved for issuance under each Plan;

5. Reviewing and making recommendations to the Board regarding other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company;

6. Reviewing and authorizing the repurchase of shares from terminated employees pursuant to applicable law; Other Representations and Authority

7. Reviewing the Committee's own charter, structure, processes and membership requirements; and

8.   Performing such other tasks as may be authorized by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

     The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibility with full access to all books, records, facilities and personnel of the Company.

     As appropriate, the Committee will obtain advice and assistance from outside legal, accounting or other advisors at the Company's expense.

MEETINGS

     The Committee will determine its own schedule and will meet at least one
(1) time each year.

MINUTES

     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

     The Committee shall prepare or review all reports required to be included in the Company's proxy statement, pursuant to and in accordance with applicable rules of the SEC.

     The Committee also shall report to the full Board on any issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board.

DELEGATION OF AUTHORITY

     The Committee may, to the extent permitted under applicable law, the rules of Nasdaq and the SEC, and the Company's Certificate of Incorporation and Bylaws, form and delegate authority to a subcommittee when appropriate, including without limitation delegating to a subcommittee comprised solely of independent, non-employee, outside directors the authority to make grants of stock options to executive officers and directors, provided such grants are reviewed with the full Committee at a scheduled meeting.

                                   APPENDIX C
                    REVISED NOMINATING AND GOVERNANCE CHARTER
                            OF THE BOARD OF DIRECTORS
                              OF COMMERCE ONE, INC.
                   (AS AMENDED AND RESTATED ON APRIL 3, 2003)

PURPOSE

          The purpose of the Nominating and Governance Committee (the "Committee") of the Board of Directors (the "Board") of Commerce One, Inc. (the "Company") shall be to oversee the nomination of directors for service on the Board and its committees and to address general corporate governance and other related matters.

          The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

NOMINATION/APPOINTMENT POLICY

          The Committee is being established to serve the interests of the Company and its stockholders to obtain highly qualified candidates to serve as members of the Board. The Committee should seek candidates for nomination and appointment with excellent decision-making ability, business experience, industry background, personal integrity and reputation. In addition, the Committee should recognize the benefit of a Board that reflects the diversity of the Company's stockholders, employees, customers and the community in which it operates, and will accordingly actively seek qualified candidates for nomination and election to the Board in order to reflect such diversity.

MEMBERSHIP

          The members of the Committee will by nominated, will be appointed by, and will serve at the discretion of, the Board and will consist of at least two
(2) members of the Board. Each member of the Committee will be an independent director in accordance with the rules of the Nasdaq National Market (to the extent such requirements are effective from time to time).

          The Board shall designate one member of the Committee as the Committee's Chairperson.

RESPONSIBILITIES AND AUTHORITY

          The responsibilities and authority of the Committee shall include:

          BOARD AND COMMITTEE NOMINATION AND EVALUATION

1. Reviewing and establishing criteria and procedures, as appropriate, for the process of nominating directors for election or appointment to the Board;

2. Conducting or overseeing searches for potential Board members as needed. Evaluating, proposing, and approving nominees for election or appointment to the Board and proposals for the Board slate for election. Considering, evaluating and, as applicable, proposing and approving stockholder nominees for election to the Board;

3. Evaluating and making recommendations to the Board concerning the appointment of directors to Board committees and the selection of Board committee chairs;

4. Evaluating and making recommendations to the Board concerning the termination of membership of individual directors for cause or for other appropriate reasons;

5.   Evaluating the performance of the Board and of individual directors;

6. Evaluating the current composition, organization and governance of the Board and its committees, determining future requirements and making recommendations to the Board for approval;

          OTHER RESPONSIBILITIES AND AUTHORITY

7. Overseeing and implementing, as necessary, director continuing education programs, including compliance with any applicable director continuing education requirements;

8. As necessary, conducting a review on succession planning, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to executive management positions as required;

9. Reviewing the Committee's own charter, structure, processes and membership requirements; and

10.  Performing such other tasks as may be authorized by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

          The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibility with full access to all books, records, facilities and personnel of the Company.

          As appropriate, the Committee will obtain advice and assistance from outside legal, accounting or other advisors at the Company's expense.

MEETINGS

          The Committee will determine its own schedule and will meet at least one (1) time each year.

MINUTES

          The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

          The Committee will provide reports to the Board regarding the Committee's nominations for election to the Board and its committees and regarding such other matters as the Committee may deem appropriate.

COMPENSATION

          Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board.

DELEGATION OF AUTHORITY

          The Committee may, to the extent permitted under applicable law, the rules of Nasdaq and the SEC, and the Company's Certificate of Incorporation and Bylaws, form and delegate authority to subcommittees when appropriate.

                                      C-2